EXHIBIT 99.1

IMMEDIATE RELEASE May 22, 2007	News Release

CONTACTS:

CHESAPEAKE ENERGY CORPORATION JULIE H. WILSON VICE PRESIDENT – CORPORATE DEVELOPMENT (817) 870-1250	DFW INTERNATIONAL AIRPORT KEN CAPPS VICE PRESIDENT – PUBLIC AFFAIRS (972) 973-5555

CHESAPEAKE ENERGY CORPORATION TAPS FIRST NATURAL GAS WELL

AT DFW INTERNATIONAL AIRPORT

Unprecedented Natural Gas Drilling Project Takes Off Today at DFW,

The World’s Third Busiest Airport

DFW INTERNATIONAL AIRPORT, TEXAS, MAY 22, 2007 – Roughnecks from Chesapeake Energy Corporation (NYSE:CHK) lowered a massive gold drill bit into the ground and began drilling for natural gas at Dallas/Fort Worth (DFW) International Airport today, starting a new era for both the airport and the energy company. The 170-foot-tall rig launches the largest natural gas exploration effort at a major U.S. airport and the project represents the single largest natural gas lease in the Barnett Shale formation.

The “spudding” event kicked off a sweeping exploration and production program expected to span more than a decade and bring hundreds of millions of dollars in economic development activity to the North Texas region. In addition, DFW and Chesapeake will be providing valuable, clean energy to the United States energy market from a secure domestic source. By the end of May, Chesapeake will bring a total of five rigs to DFW to begin drilling on other locations around the airport.

“We aggressively pursued this opportunity last year and we are pleased this historic day has arrived,” commented Henry J. Hood, general counsel for Chesapeake. “The Barnett Shale has emerged as one of America’s largest natural gas fields. The start of drilling at DFW is a prime example of unconventional opportunities created as a result of recent advances in horizontal drilling and completion technology. We also have a much better scientific understanding of how shale gas can best be extracted, and improved economics with structurally higher natural gas prices make it cost effective to pursue large-scale drilling initiatives such as this one. We congratulate all involved in this exciting and promising venture – our partners, the DFW Airport Board of Directors, community leaders, and our minority investors. At Chesapeake, we embrace technological and logistical challenges such as these and we express our appreciation for the collaboration and contribution of so many dedicated professionals to reach this milestone. It is fitting we celebrate together today. “

The ceremony took place at the AZ pad site on the northwest side of the Airport near North Airfield Drive and Texan Trail. Chesapeake could drill as many as 300 wells on DFW’s land, and each one will maintain a safe distance from both the airfield and inbound and outbound aircraft.

“Our passengers, our Owner Cities and the North Texas economy will all directly benefit from this significant once-in-a-lifetime opportunity,” said Jeff Fegan, CEO of DFW. “Drilling will create jobs and business opportunities for local firms and the revenue will keep costs down for the airlines that operate at DFW, making our airport more attractive and more hospitable for travelers for years to come. Chesapeake brings a proven track record of success to this monumental drilling project and we look forward to seeing Chesapeake’s drilling success translate into value creation and quality-of-life enhancement for our local communities.”

Chesapeake and DFW worked closely with the Federal Aviation Administration (FAA) to determine safety and security requirements for the exploration and drilling process. Almost all of DFW’s 18,000 acres are available for exploration, with more than 9,000 of those acres available for surface drilling. The exploration effort will have no impact on airfield operations.

In the summer of 2006, Chesapeake paid DFW Airport $186 million in initial bonus and will continue to pay a 25% revenue-sharing royalty on all natural gas produced from the airport’s leasehold. The company’s confidence in its advanced technology well drilling and completion expertise built by its experience as the nation’s and Texas’ most active driller of new horizontal and deep natural gas-focused wells emboldened the company to bid aggressively for the airport lease.

Passengers will soon see benefits from the partnership, as DFW has earmarked $40 million of its initial bonus to begin renovations of the airport’s original four terminals. The improvements will include new amenities, improved customer service and an environment to rival DFW’s sparkling International Terminal D.

Minority investors in attendance today also welcomed the start of drilling activity.

Under the terms of the agreement, Chesapeake assembled a group of minority investors that collectively hold a 20% working interest in the wells and bear a corresponding percentage of the exploration risks and production costs.

Engineers with Chesapeake say the first well will be drilled to an average vertical depth of about 8,000 feet – more than a mile and a half deep. At that point, the well bore will turn horizontal, with an anticipated lateral length of approximately 4,000 feet parallel to the ground above, resulting in a total well bore length of more than 12,000 feet to the lower Barnett Shale formation. The DFW A6HZ well spudded today is the first of 11 wells scheduled to be drilled from the AZ pad site.

The start of a drilling program for clean-burning natural gas at DFW represents a strategic move on the part of the airport to continue pursuing new revenue streams to generate non-aviation related income. The proliferation of drilling activity in the Barnett Shale in the past three years and the growing superiority of natural gas as the economic and environmental fuel of choice made the timing ideal for leasing the available land at the airport.

Geophysical seismic testing for the project began in November 2006 and was completed in March 2007. This testing used sound waves to determine the locations of potential natural gas-bearing reservoirs deep below the surface of the airport. Since jet engine noise and vibration from the airport’s nearly 1,900 daily flights could cause false seismic readings, Chesapeake’s geoscientists conducted the tests exclusively at night. This data is expected to help guide Chesapeake geoscientists and engineers to locate the optimal drilling pads to generate maximum natural gas production as well as enhance operational safety. Seismic testing results have identified more than 50 pad sites where more than 300 gas wells can be drilled over the next several years.

About Chesapeake Energy Corporation

Chesapeake Energy Corporation is the third-largest independent producer and sixth-largest overall producer of natural gas in the U.S. Headquartered in Oklahoma City, the company’s operations are focused on exploratory and developmental drilling and corporate and property acquisitions in the Mid-Continent, Barnett Shale, Fayetteville Shale, Permian Basin, Delaware Basin, South Texas, Texas Gulf Coast, Ark-La-Tex and Appalachian Basin regions of the United States. The company’s Internet address is www.chkenergy.com.

About DFW International Airport

Located halfway between the cities of Dallas and Fort Worth, Texas, DFW International Airport is the world’s third busiest, offering nearly 1,900 flights per day and serving 60 million passengers a year. Named as 2007’s “Best Airport for Customer Service in the Americas” by an Airports Council International survey of passengers, DFW International Airport provides non-stop service to 133 domestic and 36 international destinations worldwide. For the latest news, real-time flight information, parking availability or further details regarding the many services provided at DFW International Airport, log on to www.dfwairport.com.

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